EXHIBIT 4.2
     THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.
SearchPath International, Inc.
ONE-YEAR CONVERTIBLE NOTE
DUE ______________________, 2008

Date of Issuance: _____________________, 2008	$_________________________________
SearchPath International, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to ___________________________ (the “Holder”) on ___________________________, 2008 (the “Initial Maturity Date”) at the offices of the Company, 1350 Euclid Ave, Suite 325, Cleveland, Ohio 44115 the principal amount of $___________________________ in cash or by check; provided, however, that the Holder has not elected to convert this Note into common stock of the Company. The interest rate on this Note shall be 10%, compounded annually.
This Note is issued pursuant to that certain Subscription Agreement between the Company and the Holder (the “Subscription Agreement”), a copy of which agreement is available for inspection at the Company’s principal office. Any “Permitted Transferee” (as defined in paragraph F.3. hereof) of this Note, by their acceptance hereof, shall be entitled to the rights and assume the obligations of the Holder in the Subscription Agreement with respect to this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay the principal hereon as provided herein. This Note is one of the Notes being issued and sold in the offering (the “Offering”) by the Company of One Million Dollars ($1,000,000) (the “Offering Amount”) which aggregate principal amount may be converted pursuant to paragraph A herein.

A. Conversion of Note.
     1. Conversion. At the discretion of the Holder, this Note may be converted into unregistered common stock of the Company from the date hereof until the earlier of (i) the thirtieth day following the onset of public trading of the Company’s common stock, or (ii) the Initial Maturity Date.
     2. Call Provision. At any time within the one-year effective period of this Note the Company may, at its discretion, elect to call this Note for the purpose of prepaying the debt. In the event that the Company shall elect to prepay this Note, it shall notify the Holder of its intention in writing. At such time the Holder shall have thirty (30) days from the date of the notice to either have this Note retired through its prepayment or converted into unregistered common stock of the Company, regardless of its public trading status. There shall not be any prepayment penalty for this Note.
     3. Conversion Process. Conversion of this Note shall be effectuated by surrendering this Note (with a copy, by facsimile or courier, to the Company) to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder evidencing such Holder’s intention to convert this Note or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. The Company shall use its best efforts to have the unregistered shares of common stock issued and delivered to the Holder thereof within fourteen (14) business days of the receipt of the conversion form and Note(s). The Holder shall pay any and all stock transfer fees. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issued shall be rounded to the nearest whole share, based on the total number of shares of common stock to be issued to any one holder. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Note, with the conversion notice duly executed, to the Company, or, if earlier, the date set forth in such notice of conversion if this Note is received by the Company within five (5) business days thereafter.
     4. Conversion Price. Upon the election to convert by the Holder, this Note shall be converted into the unregistered common stock of the Company at the conversion price of the lesser of (i) $0.75 per share or (ii) a fifty percent (50%) discount to the opening bid price of the stock.
     5. Registration Rights Agreement. Upon the conversion of this Note, the unregistered shares of common stock issued to the Holder shall be subject to a Registration Rights Agreement between the Company and the holders of the Notes, relating to the inclusion of such shares in a registration statement filed by the Company with respect to its common stock.
B. Dividends, Stock Splits, Etc.
     In the event that, at any time while this Note is outstanding, the outstanding shares of common stock are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, including without limitation any transaction described in Section 424(a) of the Internal Revenue Code of 1986, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then the applicable conversion price will be multiplied by a fraction of which the numerator is the number of shares of common stock (excluding treasury shares, if any) outstanding before such event and of which the denominator is the number of shares of common stock outstanding after such event. Any adjustment made pursuant to this Section will become effective immediately following the record date for determination of the stockholders entitled to receive such distribution and will become effective immediately following the effective date in case of a stock split, combination, exchange, reclassification, reorganization, redesignation, merger, consolidation, or recapitalization.
C. Covenants of the Company. The Company covenants and agrees that, so long as this Note shall be outstanding, it will:
     1. Promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by the Company, or where the failure to so pay would not have a material adverse effect on the Company;
     2. Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all material laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;
     3. At all times reasonably maintain, preserve, protect and keep its property used in the conduct of its business in good repair, working order and condition, normal wear and tear excepted, except where the failure to comply would not have a material adverse effect on the Company;
     4. To the extent necessary for the operation of its business, keep adequately insured by reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations, except where the failure to obtain insurance would not have a material adverse effect on the Company;
     5. Prior to the issuance of any common stock by the Company following this Offering, reserve for issuance a sufficient number of authorized but unissued shares of such common stock to allow for their issuance hereunder upon conversion of this Note; and
     6. At all times keep true and correct books, records and accounts.

D. Additional Provisions.
     This Note is subject to the following additional provisions:
     1. Denominations. The Notes are issuable in denominations of Twenty-Five Thousand Dollars ($25,000 U.S.) and integral multiples thereof. However, the Company’s management may elect to accept commitments of lesser amounts.
     2. Ranking. The Notes issued in the Offering will be considered as being senior secured debt of the Company for the duration of their outstanding obligation, to be secured by the all of the assets of the Company. This Note ranks equally with the other Notes issued in the Offering.
     3. Withholding. The Company shall be entitled to withhold from all payments under this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable law at the time of such payments.
     4. Investment Representations. This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Act and other applicable securities laws. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
     5. Obligations Absolute. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Note at the time, place and rate, and in the coin or currency, herein prescribed. This Note and all other Notes now or hereafter issued of similar terms are direct obligations of the Company. This Note ranks equally and ratably with all other Notes now or hereafter issued under the terms set forth in the Offering. Any partial payment of principal hereunder may be paid on a prorated basis among all of the Notes based on the amount of the then unpaid principal.
     6. No Recourse Against Individuals. No recourse shall be had for the payment of this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, stockholder, officer, employee or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived. The obligation of the Company on this Note is primary and exclusive.
     7. Compliance with Securities Laws. The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or the shares of common stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale or transfer of securities.
E. Events of Default.
     1. Default Conditions. This Note shall become and be due and payable upon written demand made by the Holder hereof if one or more of the following events, herein called events of default, shall happen and be continuing:
          a. Default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof and such default shall continue uncured for thirty (30) days after written notice thereof, specifying such default, which shall have been given to the Company by the holders (or their Permitted Transferees) of fifty-one percent (51%) of the aggregate principal amount of all of the Notes issued in the Offering;
          b. Application for, or consent to, the appointment of a receiver, trustee or liquidator of the Company or of its property;
          c. General assignment by the Company for the benefit of creditors;
          d. Filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors; or
          e. Entering against the Company of a court order approving a petition filed against it under the federal or state bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within ninety (90) days.
          2. Put Right. In the event that the Company has failed to redeem this Note in its entirety as of five hundred forty (540) days subsequent to the date of this Note and the Company has not achieved its public trading status, the Holder shall have the right to require the Company to purchase from the Holder any unredeemed portion of the outstanding Note at a price equal to the face value of this Note, plus any accrued and unpaid interest at the rate of 10%.
     3. Notice of Default. The Company agrees that notice of the occurrence of any event of default will be promptly given to the Holder at his or her registered address by first-class mail.
     4. Enforcement of Rights. In case any one or more of the events of default specified above shall happen and be continuing, the holder of this Note may proceed to protect and enforce his rights by suit in the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holder.

F. Payments; Registration of Notes; Transfer and Exchange of Notes; Replacement of Notes.
     1. Payments. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Delaware, such payment may be made on the next succeeding business day. There shall be a five (5) day grace period on any payment of the amount of this Note.
     2. Registration of the Notes. The Company shall maintain at its principal office a register of the Notes (“Note Register”) and shall record therein the names and addresses of the registered Holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered Holder if other than the address of the Holder, and the particulars of all permitted transfers, exchanges and replacements of Notes. No transfer of a Note shall be valid unless made on such Note Register for the registered Holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Company and shall be dated the date of issuance thereof. The registered Holder of a Note shall be that person in whose name the Note has been so registered by the Company. A registered Holder shall be deemed the owner of a Note for all purposes of this Note and, subject to the provisions hereof, shall be entitled to the principal and premium, if any, evidenced by such Note.
     3. Transfer and Exchange of the Notes. Subject to compliance with federal and applicable state securities laws, the registered Holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange only to:
          (a) a member of such Holder’s immediate family and such Holder’s grandchildren,
          (b) a trust established for the benefit of the parties set forth in Section 3(a), or
          (c) an “Affiliate” of such Holder (collectively, the parties set forth in Sections 3(a), 3(b) and this Section 3(c) shall be referred to herein as the “Permitted Transferees”) provided, however, that no transferee shall be engaged either directly or indirectly in any business that is competitive with the business of the Company. An “Affiliate” of a Holder shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Holder; provided, however, that any Permitted Transferee as a condition thereto shall execute and deliver an acknowledgment of the terms hereof in form acceptable to the Company. Within a reasonable time after notice to the Company from a registered Holder of its intention to make such exchange to a Permitted Transferee and without expense (other than transfer taxes, if any) to such registered Holder, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the registered Holder (in multiples of Twenty-Five Thousand Dollars ($25,000)), for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Permitted Transferee or Transferees, or registered assigns, as the registered Holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Transfers other than to Permitted Transferees shall be prohibited. Notwithstanding the foregoing sentence, in case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the registered Holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered Holder shall be effective as against all holders, Permitted Transferees, or transferees by operation of law of the Note not registered at the time of sending the communication.
     4. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date of issuance of the original Note, in lieu of such lost, stolen, destroyed or mutilated Note.
G. Miscellaneous.
     1. Amendment. Except as provided herein, any term of this Note may be amended with the written approval of sixty percent (60%) of the aggregate principal amount of all of the Notes issued in the Offering; provided, however, that no amendment may modify the interest rate or the principal amount, extend the Initial Maturity Date or adversely effect the repayment terms, or alter the conversion rate of this Note without the consent of the Holder hereof.
     2. Authorization. This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company, which provides for an aggregate of up to One Million Dollars ($1,000,000) in face amount of Notes to be issued in this Offering.
     3. Presentation for Payment. Any amount of principal outstanding on the Initial Maturity Date shall be made to the registered Holder of this Note upon presentation of this Note to the Company.
     4. Governing Law; Consent to Jurisdiction. This Note shall be construed and enforced in accordance with the laws of the State of Delaware. Any proceeding arising out of or relating to this Note may be brought in the courts of the State of Ohio, County of Cuyahoga and the Company and the Holder each irrevocably submits to the exclusive jurisdiction of such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Note in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
(Signature Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the undersigned.

SearchPath International, Inc.
(the “Company”)

By:

Title:

Agreed to and Acknowledged:

By:

(“Holder”)

EXHIBIT A
(To be executed by Registered Holder
in order to Convert Note)
CONVERSION NOTICE
FOR
ONE-YEAR CONVERTIBLE NOTES
     The undersigned, as Holder of the One-Year Convertible Note due ___, 2008, of SearchPath International, Inc. (the “Company”), No. ___, in the outstanding principal amount of $___(the “Note”), hereby elects to convert $___of such outstanding principal amount into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company according to the conditions of the Note, as of the date written below.

Date of Conversion:

Principal Amount of Notes to be converted:	$

Please confirm the following information:

Conversion Price:	$

Number of Shares of Common Stock to be issued:

     Please issue the Common Stock into which the Notes are being converted in the following name and to the following address:

Issue to:

Address:

Phone Number:

Fax Number:

Authorization:

By:

Title:

Date:

     If electronic book entry transfer:

Account Number:

Transaction Code Number:

     (NOTE TO HOLDER — This Form must be sent concurrently to the Company’s Transfer Agent)